UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2024

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas		75231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	KOS	New York Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

In connection with the previously announced private offering of $500 million aggregate principal amount of 8.750% senior notes due 2031 (the “Notes”) to eligible purchasers, Kosmos Energy Ltd. (the “Company”) issued such Notes under the indenture dated September 24, 2024 (the “Indenture”) among the Company, the guarantors named therein (the “Guarantors”), Wilmington Trust, National Association, as trustee, paying agent, transfer agent and registrar, and Circumference Services S.à.r.l. as Luxembourg paying agent, listing agent, registrar and transfer agent.

The Notes

The Notes mature on October 1, 2031. Interest accrues at 8.750% per annum from September 24, 2024 and is payable semi-annually in arrears each April 1 and October 1, commencing on April 1, 2025. The Notes are senior, unsecured obligations of the Company and rank equal in right of payment with all of its existing and future senior indebtedness (including all borrowings under the revolving credit facility (the “Corporate Revolver”)) and its senior notes and rank effectively junior in right of payment to all of its existing and future secured indebtedness (including all borrowings under the commercial debt facility (the “Facility”)).

The notes will be guaranteed on a senior, unsecured basis by certain subsidiaries owning the Company’s U.S. Gulf of Mexico assets and on a subordinated, unsecured basis by certain of our subsidiaries that borrow under, or guarantee, the Facility and, on a subordinated basis, guarantee the Corporate Revolver and senior notes.

Redemption and Repurchase

At any time prior to October 1, 2027, and subject to certain conditions, the Company may, on one or more occasions, redeem up to 40% of the original principal amount of the Notes with an amount not to exceed the net cash proceeds of certain equity offerings at a redemption price of 108.750% of the outstanding principal amount of the Notes, together with accrued and unpaid interest and premium, if any, to, but excluding, the date of redemption. Additionally, at any time prior to October 1, 2027 the Company may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100%, plus any accrued and unpaid interest, and plus a “make-whole” premium.

On or after October 1, 2027, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Percentage
2027	104.375%
2028	102.188%
2029 and thereafter	100.000%

Upon the occurrence of a “change of control triggering event” as defined under the Indenture, the Company will be required to make an offer to repurchase the Notes at a repurchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

If the Company sells assets, under certain circumstances outlined in the Indenture, it will be required to use the net proceeds to make an offer to purchase the Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

Covenants

The Indenture restricts the ability of the Company and its restricted subsidiaries to, among other things: incur or guarantee additional indebtedness, create liens, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, make investments or certain other restricted payments, sell assets, enter into agreements that restrict the ability of the Company’s subsidiaries to make dividends or other payments to the Company, enter into transactions with affiliates or effect certain consolidations, mergers or amalgamations. These covenants are subject to a number of important qualifications and exceptions. Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by both Standard & Poor’s Rating Services and Fitch Ratings Inc. and no default or event of default has occurred and is continuing.

The information provided in this Item 1.01 is qualified in its entirety by the terms of the Indenture and Notes. A copy of the Indenture (including the Form of Notes) is filed as Exhibit 4.1 hereto, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Other Exhibits

(c) Exhibits

Exhibit No.	Description

4.1	Indenture dated September 24, 2024 among the Company, the guarantors named therein, Wilmington Trust, National Association, as trustee, paying agent, transfer agent and registrar, and Circumference Services S.à.r.l., as Luxembourg paying agent, listing agent, registrar and transfer agent
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2024

KOSMOS ENERGY LTD.

By:	/s/ Neal D. Shah
Neal D. Shah
Senior Vice President and Chief Financial Officer